                                                           EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                DTM CORPORATION



     Pursuant to the provisions of Articles 4.02, 4.04 and 4.07 of the Texas Business Corporation Act, DTM Corporation hereby amends and restates its Articles of Incorporation as follows:

                                   ARTICLE I

     Article Four of the Corporation's Articles of Incorporation is hereby amended in its entirety to (i) authorize the reclassification of each share of Common Stock, $.0003 par value per share, into .468022 of a share of Common Stock, $.0002 par value per share, and (ii) reduce the amount of stated capital due to the reclassification of shares of Common Stock. The text of such Article, as so amended, is set forth in the Corporation's Amended and Restated Articles of Incorporation below.

                                   ARTICLE II

     The following is a restatement of the Corporation's entire Articles of Incorporation as amended and supplemented by all certificates of amendment previously issued by the Secretary of State of Texas and as further amended hereby:

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                               OF DTM CORPORATION

                                  ARTICLE ONE

     The name of the Corporation is DTM Corporation.

                                  ARTICLE TWO

     The period of its duration is perpetual.

                                 ARTICLE THREE

     The purpose or purposes for which the Corporation is organized are:

          To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, to have and exercise all of the powers conferred by the laws of Texas upon corporations formed under the Texas Business Corporation Act, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

                                  ARTICLE FOUR

     Effective as of the close of business on the date of first filing with the Secretary of State of the State of Texas of Amended and Restated Articles of Incorporation including this provision (the "Effective Time"), the aggregate number of shares that the Corporation shall have authority to issue is Sixty-Three Million (63,000,000) shares, consisting of Three Million (3,000,000) shares of Preferred Stock, par value $.001 per share, and Sixty Million (60,000,000) shares of Common Stock, par value $.0002 per share.

     At the Effective Time, and without any further action on the part of the Corporation or its shareholders, each share of Common Stock, $.0003 par value per share ("Old Common Stock"), then issued shall automatically be reclassified, changed and converted into .468022 of a share of Common Stock, $.0002 par value per share.

     After the Effective Time, each holder of an outstanding certificate theretofore representing Old Common Stock (including certificates originally representing shares of the Corporation's original common stock, $.001 par value per share, which by virtue of a recapitalization effective May 15, 1996 were converted into shares of common stock, par value $.0004 per share, and certificates representing shares of such common stock, par value $.0004 per share, which by virtue of a recapitalization effective May 20, 1996 were converted into shares of Old Common Stock) shall surrender such certificate to the Corporation. As soon as practicable after the surrender to the Corporation of any certificate that prior to the Effective Time represented any shares of Old Common Stock, together with a duly executed transmittal letter and any other documents the Corporation may specify, the Corporation shall distribute to the person in whose name such certificate has been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate shall have been reclassified, changed and converted. Until surrendered as contemplated by the preceding sentence, each certificate that immediately prior to the Effective Time represented any such shares of Old Common Stock shall be deemed at and after the Effective Time to represent the number of full shares of Common Stock contemplated by the preceding sentence.
No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to the Effective Time represented any shares of Old Common Stock, except that, if any certificates for Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Corporation any transfer taxes payable by reason thereof (or of any prior transfer of such surrendered certificate) or establish to the satisfaction of the Corporation that such taxes have been paid or are not payable, and (ii) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer. The Corporation may impose such other reasonable conditions upon the exchange of certificates as it may deem to be necessary or desirable and as are consistent with the provisions of this Article Four.

     In lieu of issuing fractional shares of Common Stock, the Corporation shall issue scrip to its shareholders pursuant to Article 2.20 of the Texas Business Corporation Act. Such scrip shall be in a form approved by, and subject to such terms and conditions as shall be determined by, the Corporation's Board of Directors.

     Upon the submission to the Corporation of each certificate that prior to the Effective Time represented shares of Old Common Stock the same shall forthwith be cancelled.

     As a result of the reclassification of the Common Stock, the stated capital of the Corporation shall be reduced to $648.67.

     The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate:

     A.   Preferred Stock
          ---------------

     The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors. The Board shall have the power and authority, to the fullest extent permissible under the Texas Business Corporation Act, as currently in effect or as amended, to determine and establish by a Preferred Stock Series Resolution, the Series Terms of a particular series, including, without limitation, determination of the following:

     (1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

     (2) The dividend rate on the shares of that series; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series.

     (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (4) Whether that series shall have conversion privilege with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

     (5) Whether the shares shall be redeemable at the option of either the Corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (6) Whether the Corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the Texas Business Corporation Act;

     (7) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (8) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (9) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

     (10) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;

     (11) The relative priority of each series of Preferred Stock in relation to other series of Preferred Stock with respect to dividends or distribution of assets upon liquidation; and

     (12) Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.

     Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Articles of Incorporation or in the Preferred Stock Series Resolution.

     Subject to the provisions of this Article Four, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by the Articles of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     B.   Common Stock
          ------------

     1.   Dividends.  Subject to the provisions of any Preferred Stock Series
          ---------
Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation.

     No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

     2.   Liquidation.  In the event of any liquidation, dissolution or winding
          -----------
up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

     3.   Voting Rights.  Subject to any special voting rights set forth in any
          -------------
Preferred Stock Series Resolution, the holders of the Common Stock of the Corporation shall be entitled at all meetings of shareholders to one vote for each shares of such stock held by them. Cumulative voting for directors shall not be permitted.

     C.   Prior, Parity or Junior Stock
          -----------------------------

     Whenever reference is made in this Article Four to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to the distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock.

     Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to the Preferred Stock.

     D.   Liquidation
          -----------

     For the purposes of Paragraph 2 of Section B of this Article Four and for the purpose of the comparable sections of any Preferred Stock Series Resolution, the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all of the assets, property or business of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

     E.   Reservation and Retirement of Shares
          ------------------------------------

     The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

     Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

     F.   Preemptive Rights
          -----------------

     No holder of any shares of Common Stock (or of any other class of stock of the Corporation hereafter authorized) shall, as such holder, have any preemptive or preferential right to acquire, receive, purchase or subscribe to (a) any unissued or Treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to acquire, receive, purchase, or subscribe to, any such unissued or Treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.

                                  ARTICLE FIVE

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money paid, labor done, or property actually received.

                                  ARTICLE SIX

     The address of its current registered office is c/o CT Corporation System, 350 N. St. Paul Street, Dallas, TX 75201, and the name of its current registered agent at such address is CT Corporation System.

                                 ARTICLE SEVEN

     The number of directors now constituting the Board of Directors is six (6) and the names and addresses of the persons now serving as directors of the Corporation until the next annual meeting of the shareholders or until their successors are elected and qualified are:


Marshall O. Larsen             BFGoodrich Aerospace
                               250 N. Cleveland-Massillon Road
                               P.O. Box 5501
                               Akron, OH 44334-0501

Alexander MacLachlan           301 Centennial Circle
                               Wilmington, Delaware 19807

John S. Murchison, III         DTM Corporation
                               1611 Headway Circle
                               Building 2
                               Austin, Texas 78754

Thomas G. Ricks                University of Texas System
                               Office of Asset Management
                               210 West 6th Street
                               Austin, TX 78701

Steven G. Rolls                The B.F.Goodrich Company
                               4020 Kinross Lakes Parkway
                               Richfield, OH 44286-9368

D. Lee Tobler                  The B.F.Goodrich Company
                               4020 Kinross Lakes Parkway
                               Richfield, OH 44286-9368

                                 ARTICLE EIGHT

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director occurring at any time, whether on or after the date hereof or, to the full extent permitted by law, prior to the date hereof, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an act taken within the scope of the director's office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or payment of a dividend. Any repeal or amendment of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances for which a director of the Corporation is not personally liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any amendment to the Texas statutes hereafter enacted that further limits the liability of a director.

                                  ARTICLE NINE

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. The provisions of Texas Business Corporation Act Article 9.10.A(2), (3) and (4), as amended from time to time, will govern the form, timing and delivery of, and other matters pertaining to, such consents and the requirement of notice of actions taken pursuant thereto.

                                  ARTICLE III

     The amendments to Article Four of the Corporation's Articles of Incorporation as set forth in the preceding Restated Articles of Incorporation have been effected in conformity with the provisions of the Texas Business Corporation Act.

                                   ARTICLE IV

     The preceding Restated Articles of Incorporation accurately copy the Corporation's Articles of Incorporation and all amendments thereto that are in effect to date and as further amended hereby and contain no other change in any provision thereof (except that as permitted by Texas Business Corporation Act
Article 4.07.C(2), the number of directors now constituting the Board of Directors and the names and addresses of the persons now serving as directors have been inserted in lieu of similar information concerning the initial board of directors, and the name and address of the incorporator have been omitted). Such Restated Articles of Incorporation (including the amendments effected hereby) supersede the Corporation's original Articles of Incorporation and all amendments thereto.

                                   ARTICLE V

     These Amended and Restated Articles of Incorporation and the amendments to the Corporation's Articles of Incorporation effected hereby were duly adopted by the shareholders of the Corporation on March 31, 1997.

                                   ARTICLE VI

     At the time of such adoption 6,930,004 shares of the Corporation's common stock, par value $.0003 per share, were outstanding, all of which were entitled to vote thereon.

                                  ARTICLE VII

     6,930,004 shares voted for and 0 shares voted against such Amended and Restated Articles of Incorporation.

     Dated this 31st day of March, 1997.


                                            DTM CORPORATION



                                            By:  /s/ John S. Murchison, III
                                               ----------------------------
                                                     John S. Murchison, III
                                                     President & Chief
                                                     Executive Officer